EXHIBIT 99.1


IWERKS ENTERTAINMENT INC. AND SIMEX INC. ANNOUNCE COMPLETION OF MERGER


BURBANK, Calif., and TORONTO - Dec. 19, 2001 - Iwerks Entertainment Inc. (OTCBB:
IWRK), a leading provider of special venue entertainment theaters, and SimEx Inc., a dominant player in the special venue entertainment market, announced the approval of the previously announced merger by Iwerks shareholders.

When the merger is completed, Iwerks will become a wholly owned subsidiary of SimEx Inc. and will cease to be traded on the OTC Bulletin Board. The merger is expected to close Dec. 28, 2001.

"We look forward to new and exciting times as we merge with SimEx, which positions our two combined companies at the forefront of `out of home' entertainment worldwide," said Don Iwerks, chairman of the board of Iwerks.

"The merger of our two companies is a truly important step for the industry in educational and special venue entertainment. Our combined resources will give us the power to produce exceptional content," said Gary Matus, chief executive officer of Iwerks.

"I am very pleased with the decision of the Iwerks shareholders today. I look forward to a wonderful future for the merged company," said Michael Needham, chief executive officer and president of SimEx Inc.

Iwerks Entertainment Inc., founded in 1986, is the No. 1 provider of 8/70 Large Format Theater systems worldwide and the industry leader in ride simulation. Iwerks' technologies include Giant Screen (Iwerks(R) Extreme Screen(TM)), ride simulation (Iwerks(R) TurboRide(TM)), turnkey 3D/4D theatres (Iwerks(R) 3D/4D FX Theatre(TM)) and other specialty attractions.

Iwerks has nearly 200 installations in 38 countries worldwide at entertainment centers, amusement parks, movie theaters, museums, science centers, shopping centers, casinos, resorts, nightclubs, restaurants and more.

Iwerks has received two Academy Awards for Scientific and Technical Achievement: in 1998, Don Iwerks received an Oscar(R), the coveted Gordon E. Sawyer Award; in 1999, Ron Schmidt received an Academy Award(R) Plaque in recognition of the Iwerks patented Linear Loop(R) Projection system. Visit www.iwerks.com for more information.

SimEx builds turnkey special venue attractions that feature film or digital projection, simulation technology and themed environments. With corporate offices in Toronto, SimEx has film production studios in Los Angeles, Toronto and Vancouver, and international sales and service offices in Tokyo and London.

In 1984, SimEx created the world's first simulation attraction, Tour of the Universe(TM) at the CN Tower, Toronto. Today, SimEx attractions can be found worldwide in theme parks, science


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centers, museums, shopping centers, family entertainment centers, location-based entertainment centers and world expos.

Recent clients include Universal Studios; Busch Entertainment Corp.; Volkswagen AG; Ogden Entertainment Corp.; National Museum of Science & Technology, London, U.K.; the Royal Saudi Air Force Museum; and the Osaka Maritime Museum. SimEx attractions are offered in 2D, 3D and 4D and are multi-stage and multi-programmable. For more information, visit the company's Web site at http://www.simex.ca/.

This release contains statements that constitute "forward-looking statements." The stockholders of Iwerks are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release.

Contact:

          Iwerks Entertainment Inc.
          Jeff Dahl, 818/955-7841
          jeff@iwerks.com
                  or
          SimEx Inc.
          Robert Ryan, 416/597-1585
          Robry@simex.ca